PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated November 4, 2021)	Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

10,000,000 Shares of Common Stock

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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 24, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 10,000,000 shares of our common stock, no par value per share (“common stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein (collectively, the “Selling Stockholders”) or their permitted transferees may offer and sell from time to time up to 10,000,000 shares of our common stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On November 23, 2021, the closing price of our common stock on Nasdaq was $11.10 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 24, 2021.

NAI-1522842668v1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2021

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Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-40016	87-1005902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard, Suite 210

Incline Village, Nevada 89451

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (877) 289-9463

_______________________________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 — Changes in Registrant's Certifying Accountant

Resignation of Independent Registered Public Accounting Firm

On November 19, 2021, the Audit Committee (the “Audit Committee”) of the Board of Directors of Vintage Wine Estates, Inc., (the "Company") received notice from Moss Adams, LLP, the Company's independent registered public accounting firm ("Moss Adams"), that it had made the decision to resign as the Company's independent registered public accounting firm, effective November 19, 2021. On November 19, 2021, the Audit Committee accepted the resignation of Moss Adams. The Company is in the process of engaging a new independent registered public accounting firm.

Moss Adams audited the consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2021 and 2020. The report of Moss Adams on such consolidated financial statements, dated October 13, 2021, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the two most recent fiscal years and subsequent interim periods to the date of resignation, there have been no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moss Adams, would have caused them to make reference thereto in their report on the consolidated financial statements.

During the two most recent fiscal years and subsequent interim periods to the date of resignation, there were no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in the Company’s internal control over financial reporting previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021. As previously disclosed, during the audit of the Company’s fiscal 2021 consolidated financial statements, management identified a material weakness in the Company’s internal control over financial reporting relating to business processes and controls to perform reconciliations of certain account balances related to inventory and the received not invoiced and cellar accruals, on a regular basis. The Audit Committee has discussed the material weakness with Moss Adams and the Company has authorized Moss Adams to respond fully to inquiries of the Company’s new independent registered public accounting firm, when engaged, concerning the material weakness.

The Company has provided Moss Adams with a copy of the disclosure made in response to this Item 4.01 and has requested that Moss Adams provide a letter addressed to the Securities and Exchange Commission confirming their agreement with the disclosures contained herein. Pursuant to such request, Moss Adams has provided the letter attached hereto as Exhibit 16.1.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
16.1	Letter to SEC from Moss Adams, LLP dated November 24, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)

Date:	November 24, 2021	/s/ Patrick Roney
Patrick Roney
Chief Executive Officer